Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-256917 on Form S-8 and Registration Statement No. 333-256919 on Form S-1 of our report dated February 28, 2022, relating to the financial statements of Aeva Technologies, Inc. and subsidiaries and effectiveness of Aeva Technologies, Inc. and subsidiaries' internal controls over financial reporting appearing in the Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

San Jose, California

February 28, 2022